UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 16, 2005

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 16, 2005, Pharmacopeia Drug Discovery, Inc. (the “Company”) entered into a letter agreement with Michio Soga.  Under this letter agreement, Mr. Soga agreed to assume the position of Executive Vice President and Chief Financial Officer of the Company.  Mr.Soga is entitled to an annual base salary of $300,000, subject to adjustment after 2005.  Mr. Soga also is eligible to earn a bonus equal to 35% of his base salary upon achievement of individual and corporate objectives.  Upon commencement of his employment, Mr. Soga was granted an option to purchase 200,000 shares of Company common stock.  These options are incentive stock options to the extent permitted by applicable law and vest 25% after one year and monthly thereafter for the next 36 months.  All of Mr. Soga’s options will vest upon a change in control of the Company.  The Company agreed to pay Mr. Soga a one-time bonus of $20,000 upon the commencement of his employment.  The Company also agreed to pay reasonable fees up to $5,000 associated with Mr. Soga negotiating his agreement with the Company.

On the same date, the Company entered into a severance agreement with Mr. Soga.  In the event Mr. Soga’s employment with the Company is terminated without “cause” (as defined in the severance agreement) or Mr. Soga terminates for “good reason” (as defined in the severance agreement), then Mr. Soga is entitled, in addition to all accrued, unpaid base salary and benefits, to (1) a lump sum payment of one year’s base salary, (2) within 30 days after the termination date, a pro rata portion of his target incentive bonus for the calendar year in which the termination occurred, based on the number of full months employed during the year, (3) continuation of group medical coverage until the earlier of one year following termination date or until Mr. Soga has obtained comparable medical coverage, and (4) immediate vesting of options or other incentive securities pursuant to the terms of the option agreement or other severance agreements under which granted.  Mr. Soga must execute a release to receive payments under his severance agreement.  During his employment and for a one year period after termination, Mr. Soga may not compete with the Company, solicit or divert any business or any customer from the Company, cause any person to not do business with the Company or solicit for employment a current employee or consultant of the Company.  In the event of termination due to disability, Mr. Soga will receive only those benefits provided under the Company’s Long Term Disability Plan and his stock options will be treated under the Disability section of the 2004 Stock Incentive Plan.  If Mr. Soga is terminated in connection with a change in control, then he will receive (1) all unpaid compensation and benefits accrued up to termination date, (2) lump sum of one and one-half times his annual base salary in effect on termination date, (3) lump sum of one and one half times his Target Incentive Bonus, (4) group medical continuation coverage until the earlier of 18 months after termination date or the date Mr. Soga obtains comparable medical coverage, and (5) all unvested stock options or any other unvested incentive securities vest immediately and must be exercised by the earlier of one year following termination date or the expiration of the option term.

A copy of the press release announcing the appointment of Mr. Soga is furnished as Exhibit 99.1 to this report.

Item 5.02.  Appointment of Principal Officers.

On June 16, 2005, Mr. Soga assumed the position of Executive Vice President and Chief Financial Officer of the Company.  Mr. Soga is 48 years old.  Prior to joining the Company, Mr. Soga was a consultant to Metaphore Pharmaceuticals, Inc. from December 2004 to June 2005 and served as interim Chief Financial Officer of Metaphore from December 2003 to November 2004.  From November 2000 to December 2003, Mr. Soga pursued personal interests.  From March 2000 to October 2000, Mr. Soga was Chief Financial Officer of Confetti Network Limited, an internet company based in the United Kingdom that focused on retail activities tied to weddings and special events in the United Kingdom, France and Germany.  From March 1992 to September 1999, Mr. Soga served as Executive Director, Indosuez Structured Finance of Credit Agricole Indosuez.

See Item 1.01 for a description of the material terms of the letter agreement and severance agreement between Mr. Soga and the Company.

Item 9.01. Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit
Number

10.1	Letter Agreement, dated June 16, 2005, between Pharmacopeia Drug Discovery, Inc. and Michio Soga

10.2	Severance Agreement, dated June 16, 2005, between Pharmacopeia Drug Discovery, Inc. and Michio Soga

99.1	Press release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Stephen C. Costalas

Stephen C. Costalas, Executive Vice President, General Counsel and Secretary

Date: June 21, 2005